MANAGEMENT CONTRACT

between

FIDELITY GROWTH COMPANY PRIVATE INVESTMENTS PORTFOLIO LLC

and

FIDELITY DIVERSIFYING SOLUTIONS LLC

AGREEMENT made as of this 12th day of November, 2026, by and between Fidelity Growth Company Private Investments Portfolio LLC, a Delaware limited liability company hereinafter called the “Fund,” and Fidelity Diversifying Solutions LLC, a Delaware limited liability company (hereinafter called the “Adviser”) as set forth in its entirety below.

1.   (a)   Investment Advisory Services. The Adviser undertakes to act as investment adviser of the Fund and shall, subject to the supervision of the Fund’s Board of Directors (the “Board”), direct the investments of the Fund in accordance with the investment objective, policies and limitations as provided in the Fund’s filings with the Securities and Exchange Commission (the “SEC”) and/or other applicable offering documents and governing instruments, as amended from time to time, the Investment Company Act of 1940 and rules thereunder, as amended from time to time (the “1940 Act”), other applicable law, and such other limitations as the Fund may impose by notice in writing to the Adviser. The Adviser shall also furnish for the use of the Fund office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund; and shall pay the salaries and fees of all officers of the Fund, of all Directors of the Board of Directors who are “interested persons” of the Fund or of the Adviser and of all personnel of the Fund or the Adviser performing services relating to research, statistical and investment activities. The Adviser is authorized, in its discretion and without prior consultation with the Fund except where Board approval is expressly required by law, to source, evaluate, structure, negotiate, commit to, acquire, hold, monitor, manage and dispose of investments on behalf of the Fund, including equity and equity-related interests in privately held companies acquired through privately negotiated primary or secondary transactions, directly or through permitted investment vehicles, and such other securities and investment instruments as the Fund’s investment strategy permits. Such investments may include common and preferred stock, limited liability company and partnership interests, warrants, options and convertible instruments, whether or not publicly traded or readily marketable. The Adviser may also buy, sell, lend and otherwise trade in other securities and other investment instruments. The investment policies and all other actions of the Fund are and shall at all times be subject to the control and direction of the Board.

The Fund appoints the Adviser as its agent and attorney-in-fact to negotiate, execute, deliver and administer, in the Fund’s name and on its behalf, subscription and purchase agreements, sale and transfer agreements, shareholder and investor-rights agreements, confidentiality agreements, consents, amendments, waivers and other documents reasonably necessary to implement investments and dispositions permitted by this Contract.

Subject to the Fund’s policies and applicable law, the Adviser shall exercise or determine whether to exercise voting, consent, waiver, information, preemptive, conversion, registration, transfer and other contractual rights relating to the Fund’s investments, and shall maintain appropriate records thereof. Such services include evaluating and effecting follow-on investments, capital contributions, amendments, exchanges, recapitalizations, restructurings and negotiated dispositions, and enforcing or protecting the Fund’s investment rights.

(b)  Management Services. The Adviser shall perform (or arrange for the performance by its affiliates of) the management and administrative services necessary for the operation of the Fund. The Adviser shall, subject to the supervision of the Board, perform various services for the Fund, including but not limited to: (i) providing the Fund with office space, equipment and facilities (which may be its own) for maintaining its organization; (ii) direct investment professionals of the Adviser to provide, or arrange for the provision of, managerial assistance to the Fund’s portfolio companies as required by the Fund, from time to time; (iii) on behalf of the Fund, supervising relations with, and monitoring the performance of, any custodians, depositories, transfer and pricing agents, valuation firms, accountants, attorneys, transaction advisers, underwriters, brokers and dealers, insurers and other persons in any capacity deemed to be necessary or desirable; and (iv) preparing all general shareholder communications, including shareholder reports ; (v) conducting shareholder relations; (vi) maintaining the Fund’s existence and its records; (vii) during such times as shares are publicly offered, maintaining the registration and qualification of the Fund’s shares under federal and state law (if applicable); and (viii) investigating the development of and developing and implementing, if appropriate, management and shareholder services designed to enhance the value or convenience of the Fund as an investment vehicle.

The Adviser shall also furnish such reports, evaluations, information or analyses to the Fund as the Fund’s Board of Directors may request from time to time or as the Adviser may deem to be desirable. The Adviser shall make recommendations to the Fund’s Board of Directors with respect to the Fund’s policies, and shall carry out such policies as are adopted by the Directors.

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The Adviser shall, subject to review by the Board of Directors, furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Contract.

(c)  Portfolio Transactions. The Adviser may negotiate and effect investments and dispositions directly with issuers, selling shareholders, purchasers, sponsors, investment managers and other counterparties, or through brokers, dealers, placement agents or other intermediaries selected by the Adviser, which may include brokers or dealers affiliated with the Adviser. For transactions effected through brokers or dealers, the Adviser shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the fund and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Fund and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion.

The Adviser shall, in acting hereunder, be an independent contractor. Except to the extent expressly authorized by this Contract or by the Board, the Adviser shall not be an agent of the Fund.

2.  It is understood that the Directors, officers and shareholders of the Fund are or may be or become interested in the Adviser as directors, officers or otherwise and that directors, officers and stockholders of the Adviser are or may be or become similarly interested in the Fund, and that the Adviser may be or become interested in the Fund as a shareholder or otherwise.

3.  The Fund shall not pay the Adviser a fee for the services rendered hereunder.

4.  It is understood that the Fund will pay all its expenses other than those expressly stated to be payable by the Adviser hereunder, which expenses payable by the Fund shall include, without limitation, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase and sale of securities and other investment instruments (e.g. expenses associated with sourcing, evaluating, structuring, negotiating, acquiring, holding, monitoring, restructuring or disposing of such investments), including legal, accounting, tax, diligence, consulting, appraisal and transaction-advisory costs associated with such purchase or sale; (iii) fees and expenses of the Fund’s Directors other than those who are “interested persons” of the Fund or the Adviser; (iv) legal and audit expenses; (v) custodian, registrar, service agent and transfer agent fees and expenses; (vi) fees and expenses related to the registration and qualification of the Fund and the Fund’s shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing reports and notices and proxy materials to shareholders of the Fund; (viii) all other expenses incidental to holding meetings of the Fund’s shareholders, including proxy solicitations therefor; (ix) its proportionate share of insurance premiums; (x) its proportionate share of association membership dues; (xi) expenses of typesetting for printing Prospectuses and Statements of Additional Information and supplements thereto; (xii) expenses of printing and mailing Prospectuses and Statements of Additional Information and supplements thereto sent to existing shareholders; and (xiii) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify the Fund’s Directors and officers with respect thereto.

5.  The services of the Adviser to the Fund are not to be deemed exclusive, the Adviser being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Contract, interfere, in a material manner, with the Adviser’s ability to meet all of its obligations with respect to rendering services to the Fund hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other investment instrument.

6.  Subject to prior termination as provided in sub-paragraph (d) of this paragraph 6, this Contract shall continue in force until November 30, 2027 and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund.

(a)  This Contract may be modified by mutual consent subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the “Commission”) or any rules or regulations adopted by, or interpretative releases or no-action letters of, the

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Commission or its staff.

(b)  In addition to the requirements of sub-paragraphs (a) and (b) of this paragraph 6, the terms of any continuance or modification of this Contract must have been approved by the vote of a majority of those Directors of the Fund who are not parties to the Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval (to the extent required by the 1940 Act).

(c)  Either party hereto may, at any time on sixty (60) days’ prior written notice to the other, terminate this Contract, without payment of any penalty, by action of its Trustees or Board of Directors, as the case may be, or with respect to the Fund by vote of a majority of the outstanding voting securities of the Fund. This Contract shall terminate automatically in the event of its assignment.

7.  The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Fund’s Limited Liability Company Agreement or other organizational documents and agrees that the obligations assumed by the Fund pursuant to this Contract shall be limited in all cases to the Fund and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund. In addition, the Adviser shall not seek satisfaction of any such obligations from the Directors or any individual Director. The Adviser understands that the rights and obligations of any Fund under the Limited Liability Company Agreement or other organizational documents are separate and distinct from those of any and all other Funds.

8.  This Contract shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

9.  Representations of the Adviser. The Adviser represents, warrants and agrees that the Adviser is duly registered as an “investment adviser” under the Investment Advisers Act of 1940, as amended from time to time, and as a “commodity pool operator” and a “commodity trading advisor” under the Commodity Exchange Act of 1936, as amended from time to time.

The terms “vote of a majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act, as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the Commission or its staff.

[Signature page follows.]

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IN WITNESS WHEREOF the parties have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

FIDELITY GROWTH COMPANY PRIVATE INVESTMENTS PORTFOLIO LLC

By	/s/ Heather Bonner

Heather Bonner

President and Treasurer

FIDELITY DIVERSIFYING SOLUTIONS LLC

By	/s/ Christopher Rimmer

Christopher Rimmer

Treasurer

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